Exhibit 4.23
Summary of a Lease Agreement

This summary outlines the main terms and provisions of the Lease Agreement dated August 23, 2020 (the “Agreement”), between REE Automotive Ltd. (the “Company”) and Kibbutz Glil Yam Co-operative Society (the “Lessor”), which is drafted and signed in Hebrew.

1.The Leased Space: The space shall be leased as follows:
(a)First Leased Space: Approximately 214 gross square (the “First Leased Space”).
(b)Second Leased Space: Approximately 3,300 gross square meters (the “Second Leased Space”).
1.Purpose of the Lease: the purpose of the lease is for the Company's use as a workshop for developing autonomous vehicles, offices and other uses customary to the hi-tech industry.
2.Lease Period:
(a)Lease Period for the First Leased Space: Commencing on September 15, 2020, and expiring 15 days after the commencement of the lease period for the Second Leased Space.
(b)Additional Lease Period for the First Leased Space: The Company may extend the lease of the First Leased Space until the expiration of the lease period for the Second Leased Space, as detailed below upon 60 days' written notice prior to the expiration of the lease period for the First Leased Space.
(c)Lease Period for the Second Leased Space: 60 months, commencing on the earlier of: (i) May 4, 2021, (ii) 90 days following receipt the building by the Company for finishing works, or (iii) the date on which the Company began using the building.
(d)Additional Lease Period for the Second Leased Space: 60 months following expiration of the lease period for the Second Leased Space upon 210 days' written notice prior to the expiration of the Lease Period for the Second Leased Space.
1.Adjustment Works:
(a)External Works: The Lessor shall be responsible for the building of the Second Leased Space according to the specifications detailed in the Agreement. All external works shall be completed no later than February 4, 2021.
(b)Finishing Works: The Company shall be responsible for any finishing works required for conforming the premises to the needs of the Company. The Lessor shall contribute a sum of up to NIS 9,900,000 for the costs of the finishing works, pursuant to the conditions set out in the Agreement.
1.Rental Fees:
(a)During the Lease Period for the First Leased Space:
(i)Until the Company receives hold of the Second Lease Space to begin the Finishing Works – a monthly rent of NIS 10,700 plus VAT and linkage. If the external works on the Second Lease Space shall not be completed before February 1, 2021, the Company shall not be required to pay rental fees for the use of the First Leased Space for the period between February 1, 2021 until the earlier of the day on which it receives hold of the Second Leased Space or August 1, 2021.
(ii)After the Company receives hold of the Second Lease Space to begin the Finishing Works – a monthly rent of NIS 14,980 plus VAT and linkage.
(a)During the Additional Lease Period for the First Leased Space: The rental fees for the lease period for the First Lease Space plus 5%.
(b)During the Lease Period for the Second Leased Space: Monthly rent of NIS 330,000 plus VAT and linkage.

Exhibit 4.23
(c)During the Additional Lease Period for the Second Leased Space: The rental fees for the lease period for the Second Lease Space plus 5% but no more than NIS 105 per square meter.

Should additional space be added to the Leased Space, the Company shall pay the Lessor a monthly rental fee of NIS 100 per square meter + VAT during the Lease Period for the Second Leased Space and NIS 105 + VAT per square meter during the additional lease period for the Second Leased Space.

1.Additional Payments:
(a)Taxes: The Company is responsible for the payment of taxes, expenses, and municipal property taxes, which are imposed on the Company as a lessee of the property, or which arise from the Company's use of the premises.
(b)Waste Fees: The Company shall pay the Lessor standard fees for waste pickup.
(c)Other Payments: The Company shall pay the Lessor for any additional services it will provide the Company. The Company shall pay for any damage to the premises or their content, other than reasonable wear and tear.
1.Assignment of Rights:
(a)The Company may not assign its rights under the Agreement, directly or indirectly, without the Lessor's prior written consent. An acquisition, merger or reorganization of the Company shall not constitute an assignment for the purpose of this section.
(b)The Company may assign its rights under the Agreement to any subsidiary, interested party or other related company (as such terms are defined under the Israeli Securities Law, 1968) upon prior written notice to the Lessor. The entity that will own all or most of the Company's assets shall provide a written guarantee to all the assignee's obligations towards the Lessor.
(c)The Company may sublease a part of the premises with the prior written consent of the Lessor.
1.Termination:
(a)The Company may terminate the Agreement by a 120-day prior written notice. The Lessor shall accept or reject the termination notification within 30 days of its receipt by the Lessor. If the Lessor failed to so notify the Company, the Company may find the Lessor a new lessee, and the Lessor may not refuse such lessee for unreasonable reasons.
(b)Each of the Parties may terminate the lease during the Additional Lease Period for the First Leased Space by a 120-day prior written notice.
1.Vacating the Premises:
(a)The premises will be returned to the Lessor free of any persons or property and in its condition following the Finishing Work, subject to reasonable wear and tear.
(b)In the event the Company is delayed in vacating the premises, the Company shall pay the Lessor an amount equal to twice the applicable Rental Fees divided by thirty plus VAT and linkage for each such day of delay.
1.Collateral/Securities: Independent bank guarantee equal to NIS [__], index-linked.